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                                                                   EXHIBIT 10.36


                                   TRANSITION
                                      AND
                              CONSULTING AGREEMENT

This transition and consulting agreement ("Agreement") is entered into this 1st day of July 1996, by and between Kyle T. Craig ("Craig") and Einstein/Noah Bagel Corp. (the "Company").

                                    RECITALS
                                    --------

     Craig is a full-time employee of the Company and currently serves as Chairman of the Board of the Company. On the date hereof, Boston Chicken, Inc. ("BCI") became the beneficial owner of a majority the outstanding shares of common stock of the Company through the conversion of its $120 million loan to the Company. Craig now desires to resign as Chairman of the Board and the parties now mutually desire to provide for Craig's eventual transition from a full-time employee of the Company to a part-time consultant to the Company.


                                   COVENANTS
                                   ---------

     1.  EMPLOYMENT ARRANGEMENT.

          (a) Subject to the provisions for termination set forth herein, Craig shall continue as a full-time employee of the Company through June 30, 1997 (the "Initial Term"), after which time Craig shall transition to a part-time consultant to the Company in accordance with the provisions of Section 2 hereof.

          (b) As compensation for Craig's services as a full-time employee during the Initial Term, the Company shall pay or cause to be paid to Craig $3,602.57 biweekly, commencing on the date hereof through and including December 29, 1996 and $7,875.40 biweekly, commencing on December 30, 1996 through and including June 30, 1997. The Company acknowledges that Craig is a party to a Consulting Agreement with BCI dated July 24, 1995 (the "BCI Consulting Agreement"), pursuant to which he renders certain services to BCI. The Company agrees that Craig's rendition of such services to BCI pursuant to the BCI Consulting Agreement does not interfere with his employment with the Company and is not a breach of this Agreement.

          (c) As a regular, full-time employee of the Company, during the Initial Term, Craig will continue to participate in the employee benefit plans that the Company offers to similarly situated employees, except that Craig shall not be eligible to receive option grants under any of the Company's stock option plans.

     2.  CONSULTING ARRANGEMENT.

          (a) Commencing on July 1, 1997 the Company shall engage Craig to render certain consulting services to the Company, which services will include, but not be limited to, advice and management assistance on human resource and recruiting issues and projects and such other projects as senior management or the board of directors of the Company requests. Subject to Section 3 below, the term of consultation shall be for a period of one year ("Consulting Term"), and shall continue thereafter upon the mutual agreement of the parties hereto for such period on such
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modified terms as the parties may agree upon. During the Consulting Term, Craig shall provide, or be available to provide, such consulting services for 40 hours per calendar month. During the Consulting Term, Craig shall use his best efforts to advance the business and welfare of the Company, its subsidiaries and affiliates, and to discharge any other duties assigned to him. He shall not intentionally take any action against the best interests of the Company or of any subsidiary or affiliate of the Company. He shall perform faithfully and competently such duties as may be assigned to him from time to time.

          (b) The Company shall pay or cause to be paid to Craig for his services hereunder during the Consulting Term an annual consultation fee to be mutually agreed upon by the parties hereto. The consulting fee shall be paid to Craig in arrears in substantially equal monthly installments. In addition, the Company shall reimburse Craig for (i) reasonable business expenses incurred by him in rendering the consulting services hereunder, including automobile commuting expenses from Steamboat Springs, Colorado consistent with the Company's travel and entertainment policy then in effect, upon receipt of appropriate supporting documentation, and (ii) premium payments made by him under COBRA to continue medical insurance on Craig and his family at the coverage levels in effect on, and for a period of 18 months from, June 30, 1997. Craig acknowledges that the Company may, at any time and without his consent, modify or change the insurance plan under which Craig and his family are covered.

          (c) Craig shall be considered to be an independent contractor for purposes of this Section 2 and shall not be deemed to be an agent or employee of the Company.

     3.  TERMINATION

          (a) During the Initial Term and the Consulting Term (together, the "Term"), this Agreement, and all of the Company's obligations hereunder:

                    (i) shall terminate automatically, without notice or action, upon the occurrence of Craig's death; and

                    (ii) may be terminated by the Company for "cause", which shall be defined as Craig's (x) breach of any provision of the Confidentiality and Non-Compete Agreement dated July 24, 1995, a copy of which is attached hereto as Exhibit A, (y) breach of any provision of the BCI Consulting Agreement, or (z) disparagement of the Company, or of officers and/or affiliates of the Company.

          (b) If during the Term the Company terminates Craig for cause, as that term is defined in Section 3(a)(ii), the Company shall not be obligated to Craig for any compensation or fees (including COBRA reimbursement payments) with respect to any period after the date of such termination and all stock options (vested and unvested) for shares of common stock of the Company ("Common Stock") granted to Craig shall terminate and be of no further force and effect as of the date of such termination.

          (c) If Craig dies during the Term, if this Agreement is terminated by the Company during the Term for any reason other than for cause, or if Craig voluntarily terminates this Agreement, the Company shall not be obligated to Craig for any compensation or fees (including COBRA reimbursement payments) with respect to any period after the date of such termination,

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provided that for so long as Craig does not commit any act that would permit the
Company to terminate this Agreement (if it were in effect) for "cause" as defined in Section 3(a)(ii) hereof (i) all stock options for shares of Common Stock granted to Craig that are vested on the effective date of such termination shall continue to be exercisable and (ii) all unvested stock options for shares of Common Stock shall continue to vest in accordance with the Vesting Schedule contained in the Plan, in each case until June 30, 1998, and options vested on such date shall continue to be exercisable for a period of 30 days thereafter.

     4. STOCK OPTIONS. It is understood and agreed by the parties that the time during which this Agreement is in effect shall be credited toward satisfying the requirements for the vesting of stock options for shares of Common Stock pursuant to the terms of the Company's Amended and Restated 1995 Stock Option Plan ("Plan"), and shall be subject to all of the provisions, terms and conditions of the Plan, as it may be amended or modified from time to time, but that Craig shall not be entitled to any annual grants under the Plan during the term of this Agreement. Craig currently has the options to purchase, pursuant to the Plan, shares of the Company's common stock set forth on Exhibit B hereto.

     5. RESIGNATION. Craig hereby resigns as Chairman of the Board of the Company effective on the date hereof.

     6. RELEASE. Craig acknowledges and agrees that this Agreement is partial consideration for the release of any and all claims, liabilities, demands, and causes of action arising out of his employment or the termination of his employment with the Company that he may have against the Company, all as described more fully in the Release attached hereto as Exhibit C. As such, Craig agrees to execute and deliver to the Company the Release within 30 days of the date hereof and execute and deliver the same Release within 30 days after June 30, 1997.

     7. OWNERSHIP OF WORK PRODUCT. Craig agrees that any and all ideas, improvements and inventions conceived, created, or first reduced to practice in the performance of work for the Company shall be the sole and exclusive property of the Company. Craig further agrees that the Company is and shall be vested with all rights, title and interest, including patent, copyright, trade secret and trademark rights, in such work product. Craig shall execute all papers including patent applications, invention assignments and copyright assignments, and otherwise shall assist the Company at the Company's expense and as reasonably shall be required to perfect in the Company the rights, title and other interests in his work product expressly granted to the Company under this Agreement.

     8. RETURN OF COMPANY PROPERTY. Craig agrees that upon termination of this Agreement for any reason he shall keep no Company documents of any kind whatsoever, and agrees to promptly return any such documents after such termination upon the request of the Company.

     9. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

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     10.  DESCRIPTIVE HEADINGS.  The descriptive headings used herein are inserted for convenience only and do not constitute a part of this Agreement.

     11. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed therein.

     12. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreement or representations by or between the parties, written or oral, which may have related to the subject matter.

     13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original.

     14. AMENDMENT. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     15. NOTICES. Any notice, request, demand or other communication to be delivered hereunder shall be in writing and shall be deemed to have been duly given upon the earlier of actual delivery or three business days after being mailed by certified or registered mail, return receipt requested and postage prepaid, addressed to the appropriate party as follows (or to such other address of the receiving party as shall be given to the sending party in the manner provided herein for the giving of notices):

               If to the Company:


                    Einstein Bros. Bagels, Inc.
                    1526 Cole Boulevard, Suite 200
                    Golden, Colorado 80401
                    Attention: General Counsel

               If to Craig:


                    Kyle T. Craig
                    25088 Foothills Drive North
                    Golden, Colorado 80401



     16. STOCK OPTION COMMITTEE APPROVAL. This Agreement and the Company's obligations hereunder with respect to stock options shall be subject to the approval of the Stock Option Committee of the Company's board of directors, with Craig abstaining from such vote.

     In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

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                                    EINSTEIN/NOAH BAGEL CORP.


                                    By /s/ Joel Alam
                                      --------------------------------
                                    Title       Vice President
                                         -----------------------------


                                     /s/ Kyle T. Craig
                                    ----------------------------------
                                              Kyle T. Craig

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